Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 22, 2005, except as to the effects of the reclassification of 2004 and 2003 amounts for reportable segments as discussed in Note 25, as to which the date is March 15, 2006 relating to the financial statements, which appears in Pacific Capital Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

June 26, 2006